Exhibit 99(c)(3)

September 14, 2005

Board of Directors
Black Rock Acquisition Corporation
Attn: Mr. Timothy S. Durham
111 Monument Circle, 48th Floor
Indianapolis, IN 46204

Members of the Board:

        Goelzer Investment Banking hereby consents to the use of its opinion letter dated September 14, 2005 to the Board of Directors of Black Rock attached as an appendix to the Schedule 13E-3 filing and to the references to our firm in the Schedule 13E-3 filing.

        In giving such consent, Goelzer does not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and Goelzer does not thereby admit that it is an expert with respect to any part of the Registration Statement under the meaning of "expert" as used in the Securities Act.

                      Respectfully submitted,

                      /s/ Goelzer Investment Banking
                       GOELZER INVESTMENT BANKING